UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2010

BERLINER COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28579 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

18-01 Pollitt Dr. Fair Lawn, New Jersey (Address of principal executive offices)	07410 (Zip Code)

(201) 791-3200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

General

On January 27, 2010, Berliner Communications, Inc. ("Berliner"), BCI East, Inc., a Delaware corporation and a wholly-owned subsidiary of Berliner ("Merger Sub"), Unitek Holdings, Inc., a Delaware corporation ("Unitek"), Rich Berliner (solely in his capacity as Parent Representative) (the "Parent Representative") and HM Capital Partners LLC (solely in its capacity as Company Representative) (the "Company Representative") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub merged with and into Unitek and Unitek became a wholly-owned subsidiary of Berliner (the "Merger").  The time on January 27, 2010 at which the Merger became effective is referred to herein as the "Effective Time."  Following the Merger, Berliner intends to change its name to UniTek Global Services, Inc. and apply for a new ticker symbol on the OTC Bulletin Board.

Pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each outstanding share of common stock of Unitek (the "Unitek Common Stock") was converted into the right to receive 0.012 shares of series A preferred stock of Berliner (the "Berliner Series A Preferred Stock") and 0.4 shares of common stock of Berliner (the "Berliner Common Stock"), and each share of series A preferred stock of Unitek (the "Unitek Preferred Stock") was converted into the right to receive 0.02 shares of series B preferred stock of Berliner (the "Berliner Series B Preferred Stock" and, collectively with the Berliner Series A Preferred Stock and the Berliner Common Stock, the "Merger Consideration").  The terms of the Berliner Series A Preferred Stock and the Berliner Series B Preferred Stock are summarized in Item 5.03 of this Form 8-K.

Based on the number of shares of Unitek capital stock and Berliner capital stock outstanding as of January 27, 2010, the stockholders of Unitek immediately prior to the Effective Time will hold more than 80% of the voting capital stock of Berliner outstanding immediately following the Merger.  In addition, as part of the Merger, options to acquire shares of Unitek Common Stock were converted into options to acquire an equivalent amount of shares of Berliner Common Stock (the "Substitute Options"), and warrants to acquire shares of Unitek Common Stock were converted into warrants to acquire an equivalent amount of shares of Berliner Common Stock (the "Substitute Warrants").  The Substitute Options and the Substitute Warrants generally retain the same (or substantially equivalent) vesting, exercisability and expiration terms as the original Unitek options or warrants, respectively.  The Substitute Options and the Substitute Warrants are summarized in Items 5.02 and 5.03 to this Form 8-K, respectively, and incorporated herein by reference.

A copy of the press release dated January 27, 2010 announcing the Merger and related transactions is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Reasons for Approving the Merger Agreement

At a special meeting of Berliner's board of directors (the "Board") convened on January 26, 2010, the Board unanimously adopted and declared advisable the Merger Agreement and the Merger and related transactions and unanimously determined that the Merger was in the best interests of Berliner and its stockholders.

The Board, in reaching its decision to approve the Merger Agreement, consulted with Berliner's management, as well as with its financial, accounting and legal advisors, carefully reviewed a significant amount of information over a seven-month period and considered a variety of factors weighing positively towards the Merger, including, without limitation, the following:

•
the combination of Berliner and Unitek will enhance the capabilities and competitiveness of Berliner and its subsidiaries following the completion of the Merger (the "Post-Closing Company") in the following ways:

•	the Post-Closing Company will service the satellite, cable, wired and wireless telecommunications industries, significantly diversifying Berliner's existing service offerings and customer base;

•	the complementary operations and capabilities of Berliner and Unitek are expected to allow the Post-Closing Company to benefit from economies of scale and significant operating efficiencies;

•
the greater scale, scope and reach of the Post-Closing Company, with 3,521 employees and 111 offices across the U.S. and in Canada, is expected to make the Post-Closing Company a more attractive partner for potential customers with national business models or nationwide network build-outs;

•
the Merger will result in a company that, because of increased size, economies of scale and diversified customer base, is expected to have greater capital flexibility, a greater ability to respond to competitive pressures, greater diversification opportunities and an enhanced ability to compete profitably in the long term;

•
the combination of Berliner's and Unitek's businesses through the Merger will result in a variety of service offerings and improved market penetration, thus the Post-Closing Company is expected to  be able to better serve customers and leverage technical expertise in overlapping segments; and

•
the Post-Closing Company will have an expanded management team and Board of Directors, with representatives from both Berliner and Unitek bringing additional customer relationships, industry expertise, knowledge and resources;

•
the Board's analysis of the business, operations, financial condition, earnings and prospects of both Berliner and Unitek, including the results of Berliner's business, accounting and legal due diligence review of Unitek and its businesses;

•	the alternatives reasonably available to Berliner, including:

•	remaining a stand-alone entity and pursuing acquisitions of strategic assets;

•	the sale of Berliner to a third party; and

•	the possibility of pursuing an alternative strategic business combination with another third party;

•
the opinion of Duff & Phelps, LLC, dated January 26, 2010, to the Board as to the fairness, from a financial point of view, to Berliner's stockholders of the ratio at which shares of Unitek Common Stock are to be converted into shares of Berliner Common Stock in the Merger (treating the Berliner Series A Preferred Stock on an as-converted basis), taking into account, among other considerations, the ratio at which shares of Unitek Preferred Stock are to be converted into Berliner Series B Preferred Stock in the Merger;

•
the opportunity for Berliner's stockholders to participate in a company with a larger and potentially more liquid market for its stock and, as stockholders in the combined company, to participate in any increase in the value of Berliner's business following the Merger;

•	the strategic nature of the Merger and the significant opportunity for growth and synergies as compared to a stand-alone Berliner;

•	new satellite and cable business units have increased financial stability and visibility as compared to a stand-alone Berliner wireless business;

•
Berliner performed a substantial investigation prior to entering into the Merger Agreement to ascertain the interest of other potential financial and strategic acquirors who might offer better terms than Unitek for a transaction with Berliner.  This investigation included a process to evaluate third party interest in acquiring Berliner, which resulted in discussions with potential financial and strategic acquirors in addition to Unitek, certain of whom engaged in diligence investigations concerning Berliner.  Following such process, in consultation with its advisors and management, the Board considered potential alternatives and believed that no superior offer was available based on market conditions; and

•	the other terms of the Merger Agreement, including:

•	the representations and warranties of Unitek and Berliner; and

•
the covenants of Unitek and Berliner and their effect on the operations of the Post-Closing Company following the Effective Time, including the rights granted to the Special Committee (as defined below) in respect of Berliner's credit facilities, governing documents and certain affiliated party transactions;

In addition to these factors, the Board also considered the potential adverse impact of other factors weighing negatively against the Merger. These included, without limitation, the following:

•	the challenges of integrating the businesses and workforces of Berliner and Unitek;

•	the risk that the cost savings, synergies and other benefits expected to be obtained in the Merger might not be fully realized;

•	the disparities in compensation levels and operating philosophy that may pose cultural and management challenges for the Post-Closing Company;

•	the potential disruption to Berliner's or Unitek's businesses that could result from the announcement of the Merger, including the potential loss of existing customers and employees;

•	the substantial dilution to the current Berliner stockholders as a result of the issuance of the Merger Consideration; and

•	the substantial indebtedness of the Post-Closing Company.

In view of the complexity and wide variety of information and factors, both positive and potentially adverse, considered by the Board, the Board did not find it practical to quantify, rank or otherwise assign relative or specific weights to the information and factors considered. In addition, the Board did not reach any specific conclusion with respect to the information and each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the information and factors described above, including, among other things, by engaging in thorough discussions with Berliner's management and outside financial, accounting and legal advisors. In considering the information and factors described above, individual members of the Board may have given different weight to different information or factors.  The Board considered all of the information and these factors as a whole for over seven months and believed the information and factors supported its decision to approve the Merger Agreement and the transactions contemplated thereby (including the Merger). After taking into consideration all of the information and factors described above, the Board unanimously concluded that the Merger was in the best interests of Berliner and its stockholders and that Berliner should proceed with the Merger.

Merger Agreement

Parties

The parties to the Merger Agreement are:

•	Berliner Communications, Inc., a publicly-traded Delaware corporation;

•	BCI East, Inc., a private Delaware corporation and a wholly-owned subsidiary of Berliner;

•	Unitek Holdings, Inc., a privately-held Delaware corporation;

•	Rich Berliner (solely in his capacity as Parent Representative); and

•	HM Capital Partners LLC (solely in its capacity as Company Representative).

Escrow

Pursuant to an escrow agreement, dated as of January 27, 2010, 10,980,000 shares of Berliner Common Stock included in the Merger Consideration were placed into escrow and will be available for six months after the Effective Time to satisfy any indemnification claims with respect to any breaches of representations or warranties made by Unitek in the Merger Agreement.

Indemnification

Pursuant to the Merger Agreement, both Berliner and Unitek made representations and warranties, which survive the closing of the transactions contemplated thereby (the "Closing") and terminate six months thereafter. As discussed above, any indemnification claims with respect to any breaches of representations or warranties made by Unitek in the Merger Agreement will be supported solely by shares of Berliner Common Stock held in escrow, which shares will be cancelled in the event of a successful indemnification claim.  Any indemnification claims with respect to any breaches of representations or warranties made by Berliner in the Merger Agreement will be payable solely by way of issuance of up to 10,980,000 shares of additional Berliner Common Stock to holders of Unitek Common Stock (on a pro-rata basis) in the event of a successful indemnification claim.  The number of shares of Berliner Common Stock canceled or issued in the event of a successful indemnification claim as mentioned above will equal the total amount of the indemnification claim divided by the Market Value (as such term is defined in the Merger Agreement) of each share of Berliner Common Stock.   No indemnification claim may be made with respect to Berliner or Unitek by an indemnified party until the aggregate amount of losses for which all indemnified parties seeking to be indemnified by Berliner or Unitek, respectively, exceed $1,000,000 in the aggregate.  The limitation in the immediately preceding sentence will not apply to claims relating to breaches of either party's representations relating to working capital or fraud.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Unitek, on the one hand, and Berliner and Merger Sub on the other hand.  Such representations cover, among other things, (a) proper corporate organization and similar corporate matters, (b) capital structure, (c) financial statements and internal controls, (d) the absence of undisclosed liabilities and changes, (e) assets, properties and intellectual property, (f) contracts, (g) compliance with laws, (h) litigation, (i) tax, employment and environmental matters and (j) insurance matters.

Covenants

Charter Amendment.  Promptly following the Closing (and subject to statutory notice requirements), Berliner will amend and restate its Amended and Restated Certificate of Incorporation (the "Charter Amendment") to provide for (1) an increased number of authorized shares of Berliner Common Stock and (2) the creation of the Special Committee (as defined below).  Stockholders holding a majority of the voting stock of Berliner following the Effective Time have entered into a voting agreement, pursuant to which they agreed to approve the Charter Amendment (among other things), which was approved and recommended unanimously by the Board immediately after the Effective Time.  Stockholders holding a majority of the voting stock of Berliner then approved the Charter Amendment by written consent, and it is expected that such Charter Amendment will be filed with the Secretary of State of the State of Delaware and become effective after an information statement is sent to Berliner's non-consenting stockholders and the applicable statutory notice periods have expired.

Special Committee.  In connection with the Merger, the Board established a special committee (the "Special Committee") comprised of two Berliner directors (initially Rich Berliner and Mark S. Dailey) who were directors prior to the Merger (the "Continuing Directors") and one post-Effective Time Berliner independent director appointed by the Board (initially Richard Siber).  The Special Committee will automatically dissolve on January 27, 2013.  For so long as the Special Committee exists, Berliner may not take certain actions without the Special Committee's consent, including:

•	amending or modifying the Charter Amendment or the bylaws of Berliner (the "Bylaws") in a manner that would amend the rights of the Berliner Series A or Berliner Series B Preferred Stock;

•
issuing additional shares of Berliner Series A or Berliner Series B Preferred Stock to an Affiliated Party (as such term is defined in the Merger Agreement) (except pursuant to the Credit Support Agreement, as defined below);

•	making certain changes or determinations with respect to the BMO Loan Documents (as such term is defined in the Merger Agreement); or

•
entering into any transactions or amending certain agreements with affiliated parties, including HM Capital Partners LLC (except for employment arrangements and benefit programs approved by the Board or the compensation committee of the Board).

Employee Benefits.  Following the Effective Time, Berliner and Unitek will honor all of the pre-Closing employee benefit plans of Berliner and its subsidiaries and will allow pre-Effective Time Berliner employees to participate in the employee benefit plans of Berliner or Unitek and their subsidiaries.  Following the Effective Time, Berliner employees will receive full credit for service for purposes of eligibility and vesting under any employee benefit plans of Berliner or Unitek that provides benefits to employees of Berliner after the Effective Time.

Director and Officer Indemnification and Insurance.  For six years following the Effective Time, Berliner and Unitek will (1) indemnify current and former directors, members, managers, officers and employees of Berliner or Unitek (or any of their respective subsidiaries) against liabilities and costs incurred in connection with any claim arising out of such party's pre-Closing actions or omissions (including acts or omissions in connection with such person serving as an officer, member, manager, director or other fiduciary in any entity if the services were performed at the request of Unitek or Berliner, including the Merger) to the fullest extent permitted under applicable law and (2) maintain current Berliner or Unitek director and officer liability insurance or replacement policies that contain terms that are no less favorable than those provided by the current Berliner or Unitek director and officer liability insurance policies.

Berliner Board and Committees.  Following the Effective Time, the Board was reconstituted to be made up of two Continuing Directors and seven directors designated by Unitek.  See Item 5.02 of this Form 8-K for additional information.

Repayment of Debt.  At the Effective Time, in accordance with the terms of the Merger Agreement, Unitek repaid amounts due under Berliner's senior credit facility with PNC Bank, N.A.  See Item 1.02 of this Form 8-K for additional information.

Accounting Treatment of the Merger

Notwithstanding the fact that Berliner was the legal acquirer under the Merger and remains the registrant for Securities and Exchange Commission ("SEC") reporting purposes, the Merger was accounted for as a reverse acquisition with Unitek as the accounting acquirer. Berliner will account for the Merger as a purchase business combination, using Unitek's historical financial information and accounting policies and applying fair value estimates to the acquired assets, liabilities and commitments of Berliner as of January 27, 2010.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Registration Rights Agreement

In connection with the Merger, Berliner entered into a registration rights agreement (the "Registration Rights Agreement") with Unitek shareholders, granting such shareholders registration rights with respect to the shares received as Merger Consideration (the "Registrable Securities").  Pursuant to the Registration Rights Agreement, the holders of at least a majority of the Registrable Securities will be able to require Berliner to (a) register all or part of their Registrable Securities two times on a Form S-1 or by way of a similar long-form registration (provided that the aggregate offering value of the securities to be registered is at least $10 million) and (b) register all or part of their Registrable Securities an unlimited number of times, to the extent available, on a Form S-3 (provided that the aggregate offering value of the securities to be registered is at least $5 million). The holders of Registrable Securities will also be able to require Berliner to include their shares in future registration statements that Berliner files, subject to reduction at the option of the underwriters of such offering.

Berliner will be obligated under the Registration Rights Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder's registration rights, other than underwriting discounts and commissions. Additionally, Berliner agrees to indemnify holders of Registrable Securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the holders may be required to make because of any such liabilities. The holders of Registrable Securities will indemnify Berliner for losses resulting from any untrue statement or omission of material fact made by any such holders in a registration statement; provided that each holder's obligation to indemnify Berliner will be individual, not joint and several, and will be limited to the net amount of proceeds received by such holder from the sale of the Registrable Securities pursuant to such registration statement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.2 to this Form 8-K and incorporated herein by reference.

Voting Agreement

In connection with the Merger, Berliner entered into a voting agreement (the "Voting Agreement") with certain stockholders (the "Controlling Stockholders") holding a majority of the voting capital stock of Berliner following the Effective Time.  Pursuant to the Voting Agreement, the Controlling Stockholders agree, among other things, to approve the Charter Amendment (which was approved immediately following the Effective Time), to re-elect Rich Berliner to the Board upon the expiration of his term in 2012 and, if recommended by the Board, to re-elect Mark S. Dailey to the Board upon the expiration of his term in 2012.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is filed as Exhibit 10.3 to this Form 8-K and incorporated herein by reference.

Credit Support Agreement

In connection with the Merger, Berliner and Unitek (collectively, the "Obligors") entered into a credit support agreement (the "Credit Support Agreement") with Sector Performance Fund, LP and SPF SBS LP (collectively, the "Credit Support Parties"), who are affiliates of HM Capital Partners LLC, whereby the Obligors will pay the Credit Support Parties a credit support fee (the "Credit Support Fee") in exchange for the Credit Support Parties' continued guaranty of Unitek's performance under its credit facility with BMO Capital Markets Financing, Inc. (the "BMO Loan").  The Credit Support Parties held approximately 71.6% of the voting rights of Berliner’s capital stock outstanding immediately following the Merger.  The Credit Support Fee is equal to 6% (or the maximum contract rate of interest permitted by law if less than 6%) (the "Stated Rate") on the aggregate of the outstanding principal amount and interest payable under the BMO Loan. The Credit Support Fee will be paid quarterly in arrears in cash, or, at the option of Berliner (and for so long as the Special Committee exists, with the consent of the Special Committee), in shares of Berliner Series B Preferred Stock which will be issued quarterly; provided, that if the Unitek Credit Agreements (as such term is defined in the Merger Agreement) do not permit the payment of the Credit Support Fee in cash, then such fee will be paid in shares of Berliner Series B Preferred Stock.

If either Credit Support Party is required to perform its obligations under the guaranty, the Obligors will enter into a loan facility with the Credit Support Parties on substantially the same terms as the BMO Loan (the "Sector Loan Facility").  The principal amount of the Sector Loan Facility will equal the amount of the guaranty funded by the Credit Support Parties and the interest rate will be equal to 8% (or the maximum contract rate of interest permitted by law if less than 8%), plus the rate previously applicable to the BMO Loan.  The interest payable under the Sector Loan Facility will be paid in arrears in cash, or, at the option of Berliner (and for so long as the Special Committee exists, with the consent of the Special Committee), in shares of Berliner Series B Preferred Stock which will be issued quarterly; provided, that if the Unitek Credit Agreements do not permit the payment of such interest in cash, then such interest will be paid in shares of Berliner Series B Preferred Stock.  During the nine-month period following the establishment of a Sector Loan Facility, the Obligors must use commercially reasonable efforts to repay the principal amount and interest payable under the Sector Loan Facility.  Any principal or interest payable under the Sector Loan Facility not repaid on or before the end of such nine-month period will automatically convert into shares of Berliner Series B Preferred Stock.

The foregoing description of the Credit Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Support Agreement, which is filed as Exhibit 10.4 to this Form 8-K and incorporated herein by reference.

Certain statements in this Current Report on Form 8-K, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the SEC, the risk that future trends we have identified, including, but not limited to, the expected benefits and synergies related to the combination of Berliner and Unitek, our stock price, trading volume, top and bottom-line growth and liquidity, do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this Current Report on Form 8-K are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

Item 1.02 Termination of a Material Definitive Agreement.

On January 27, 2010, Unitek paid in full the outstanding principal balance of the BCI senior credit facility with PNC Bank, N.A. ("PNC"), which had a maturity date of April 17, 2011.  This payoff was funded by proceeds received by Unitek from its issuance of Unitek Preferred Stock and excess cash on hand at BCI immediately prior to the Merger.  As a result of this payoff, the credit facility with PNC was terminated.  Unitek had no material relationship with PNC other than in respect of the credit facility that was terminated.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Merger was completed on January 27, 2010.  No Berliner stockholder approval was required by Delaware law or other rules or regulations.  The information set forth in Item 1.01 above under the headings "General" and "The Merger Agreement" of this report is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 1.01 above, pursuant to the Merger Agreement, Berliner issued shares of Berliner Series A Preferred Stock, Berliner Series B Preferred Stock and Berliner Common Stock to the Unitek stockholders. The offer and sale of the shares of Berliner Series A Preferred Stock, Berliner Series B Preferred Stock and Berliner Common Stock in connection with the Merger Agreement are being made in reliance on an exemption from registration under the Securities Act, pursuant to Section 4(2) thereof. The terms of the Berliner Series A Preferred Stock and the Berliner Series B Preferred Stock are set forth in Item 5.03 below.

Item 5.01 Changes in Control of Registrant.

Upon the Effective Time, a change of control of Berliner occurred, with the former stockholders of Unitek acquiring control of Berliner.   As of January 27, 2010 and after giving effect to the Merger, former Unitek shareholders held more than 80% of the outstanding voting rights of Berliner’s capital stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Resignation of Directors

In connection with the Merger Agreement, the following individuals resigned their positions on the Board and the indicated committees of the Board at the Effective Time:

•	Peter J. Mixter (Audit Committee and Compensation Committee);

•	Mehran Nazari (Audit Committee and Compensation Committee);

•	John Stevens Robling, Jr. (Audit Committee); and

•	Thom Waye.

Resignation of Executive Officers

At the Effective Time, Rich Berliner resigned his position as Chief Executive Officer of Berliner but will continue to serve as Chief Marketing Officer of Berliner and as Chief Executive Officer of BCI Communications, Inc., a Delaware corporation ("BCI"), effective as of the Effective Time.  Michael S. Guerriero resigned his position as Chief Operating Officer of Berliner but will continue to serve as Chief Operating Officer of BCI, effective as of the Effective Time.  Raymond A. Cardonne, Jr. resigned his position as Chief Financial Officer and Treasurer of Berliner but will continue to serve as Chief Financial Officer and Treasurer of BCI, effective as of the Effective Time.  Robert Bradley resigned his position as Vice President of Berliner but will continue to serve as Vice President of BCI, effective as of the Effective Time.

(c)

Appointment of Executive Officers

At the Effective Time:

•	Peter Giacalone became Chairman and President of Berliner;

•	C. Scott Hisey became Chief Executive Officer of Berliner; and

•	Ronald Lejman became Chief Financial Officer and Treasurer of Berliner.

Biographical Information

The following biographical descriptions set forth certain information with respect to certain post-Effective Time executive officers of Berliner:

•
Peter Giacalone, 50, has been the President of Unitek USA, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Unitek ("Unitek USA") since July 2008, and prior to that was the President and Chief Executive Officer of 180 Connect, Inc. from March 2005 through July 2008 and the Executive Vice President of DIRECTV, Inc. from January 2004 through March 2005.

•	C. Scott Hisey, 44, has been the Chief Executive Officer of Unitek USA since its inception in 2004.

•
Ronald Lejman, 41, has been the Chief Financial Officer of Unitek USA since September 2008, and prior to that was the Chief Financial Officer of Freedom Enterprise Inc. from February 2005 through September 2008.

Employment Agreements

The following summarizes the material terms of Berliner's employment agreements with Peter Giacalone, C. Scott Hisey and Ronald Lejman.  These employment agreements were entered into by Unitek or one of its subsidiaries prior to the Merger and were not amended in connection with the Merger.

Peter Giacalone

On July 5, 2009, Unitek USA entered into an employment agreement with Mr. Giacalone, now Berliner's Chairman and President.  The employment agreement was effective as of July 5, 2009 and has a three-year term expiring July 5, 2012.

Mr. Giacalone receives an annual base salary of $325,000.

Mr. Giacalone is entitled to participate in all of the Post-Closing Company's compensation and employee benefit plans.  Mr. Giacalone is eligible to earn a cash bonus at the end of each fiscal year based on operational and financial criteria set by the Compensation Committee of the board of directors of Unitek USA (the "Unitek USA Board").  For the fiscal year ending December 31, 2010, Mr. Giacalone's target bonus is $225,000.

Mr. Giacalone may be entitled to receive certain payments upon termination of his employment.  If Mr. Giacalone's employment is terminated without Cause (as defined in his employment agreement), if he resigns for Good Reason (as defined in his employment agreement) or upon Mr. Giacalone's Death or Disability (as defined in his employment agreement), he will be entitled to receive from Unitek USA, in addition to his annual base salary, benefits and other compensation earned through the date of termination (the "Accrued Obligations"), (1) (A) upon Death or Disability, his annual base salary for twelve (12) months following the date of termination or (B) upon termination without Cause or with Good Reason, his annual base salary for twenty four (24) months following the date of termination, (2) the pro-rata portion of his annual incentive bonus for the calendar year in which the termination occurred and (3) payment of certain medical benefits expenses sufficient to maintain Mr. Giacalone's benefits at the level as of the date of termination for twelve (12) months following the date of termination.  If Mr. Giacalone's employment is terminated with Cause, he is entitled to receive the Accrued Obligations.  Payments made in connection with termination of employment are subject to Mr. Giacalone's execution of a general release of claims.

Mr. Giacalone's employment agreement contains customary confidentiality, non-competition and non-solicitation provisions. Mr. Giacalone's non-competition period is two years following the date of termination.

C. Scott Hisey

On July 5, 2009, Unitek USA entered into an employment agreement with Mr. Hisey, now Berliner's Chief Executive Officer.  The agreement was effective as of July 5, 2009 and has a three-year term expiring July 5, 2012.

Mr. Hisey receives an annual base salary of $325,000;

Mr. Hisey is entitled to participate in all of the Post-Closing Company's compensation and employee benefit plans.  Mr. Hisey is eligible to earn a cash bonus at the end of each fiscal year based on operational and financial criteria set by the Compensation Committee of the Unitek USA Board.  For the fiscal year ending December 31, 2010, Mr. Hisey's target bonus is $225,000.

Mr. Hisey may be entitled to receive certain payments upon termination of his employment.  If Mr. Hisey's employment is terminated without Cause (as defined in his employment agreement), if he resigns for Good Reason (as defined in his employment agreement) or upon Mr. Hisey's Death or Disability (as defined in his employment agreement), he will be entitled to receive from Unitek USA, in addition to his annual base salary and the Accrued Obligations, (1) (A) upon Death or Disability, his annual base salary for twelve (12) months following the date of termination or (B) upon termination without Cause or with Good Reason, his annual base salary for twenty four (24) months following the date of termination, (2) the pro-rata portion of his annual incentive bonus for the calendar year in which the termination occurred and (3) payment of certain medical benefits expenses sufficient to maintain Mr. Hisey's benefits at the level as of the date of termination for twelve (12) months following the date of termination.  If Mr. Hisey's employment is terminated with Cause, he is entitled to receive the Accrued Obligations.  Payments made in connection with termination of employment are subject to Mr. Hisey's execution of a general release of claims.

Mr. Hisey's employment agreement contains customary confidentiality, non-competition and non-solicitation provisions. Mr. Hisey's non-competition period is two years following the date of termination.

Ronald Lejman

On July 5, 2009, Unitek USA entered into an employment agreement with Mr. Lejman, now Berliner's Chief Financial Officer.  The agreement was effective as of July 5, 2009 and has a three-year term expiring July 5, 2012.

Mr. Lejman receives an annual base salary of $250,000;

Mr. Lejman is entitled to participate in all of the Post-Closing Company's compensation and employee benefit plans.  Mr. Lejman is eligible to earn a cash bonus at the end of each fiscal year based on operational and financial criteria set by the Compensation Committee of the Unitek USA Board.  For the fiscal year ending December 31, 2010, Mr. Lejman's target bonus is $200,000.

Mr. Lejman may be entitled to receive certain payments upon termination of his employment.  If Mr. Lejman's employment is terminated without Cause" (as defined in his employment agreement), if he resigns for Good Reason (as defined in his employment agreement) or upon Mr. Lejman's Death or Disability (as defined in his employment agreement), he will be entitled to receive from Unitek USA, in addition to his annual base salary and the Accrued Obligations, (1) (A) upon Death or Disability, his annual base salary for twelve (12) months following the date of termination or (B) upon termination without Cause or with Good Reason, his annual base salary for twenty four (24) months following the date of termination, (2) the pro-rata portion of his annual incentive bonus for the calendar year in which the termination occurred and (3) payment of certain medical benefits expenses sufficient to maintain Mr. Lejman's benefits at the level as of the date of termination for twelve (12) months following the date of termination.  If Mr. Lejman's employment is terminated with Cause, he is entitled to receive the Accrued Obligations.  Payments made in connection with termination of employment are subject to Mr. Lejman's execution of a general release of claims.

Mr. Lejman's employment agreement contains customary confidentiality, non-competition and non-solicitation provisions. Mr. Lejman's non-competition period is two years following the date of termination.

The foregoing is a summary of the employment agreements with Messrs. Giacalone, Hisey and Lejman. Each summary is qualified in its entirety by reference to the individual employment agreements, as attached hereto as Exhibits 10.7, 10.8 and 10.9 of this Form 8-K, respectively, and incorporated herein by reference.

The following summarizes the material terms of the amendments to Berliner's employment agreements with Rich Berliner, Nicholas Day, Michael S. Guerriero, Robert Bradley and Raymond A. Cardonne, Jr.  These amendments were entered into by Berliner or one of its subsidiaries in connection with the Merger.

Rich Berliner

On January 27, 2010, Berliner amended its employment agreement with Mr. Berliner, now the Chief Marketing Officer of Berliner and the Chief Executive Officer of BCI.  The amendment provides that the performance targets for Mr. Berliner's annual stock and option bonuses will be based on the revenue, gross margins and EBITDA of BCI, rather than Berliner as a whole.  The amendment revises the terms and procedures relating to payments by Berliner to Mr. Berliner following the termination of his employment so that any such payments comply with the provisions of Section 409A of the Internal Revenue Code ("Section 409A").  In addition, in order to receive severance payments following termination of his employment, Mr. Berliner must execute a release of claims against Berliner.

Nicholas Day

On January 27, 2010, Berliner amended its employment agreement with Mr. Day, now the General Counsel and Secretary of Berliner.  The amendment provides that Berliner and Mr. Day will negotiate in good faith an incentive compensation package (including Berliner stock options) for Mr. Day designed to be substantially similar to the incentive compensation packages of Berliner's senior management team.  The amendment also revises the terms and procedures relating to payments by Berliner to Mr. Day following the termination of his employment so that any such payments comply with the provisions of Section 409A.  In addition, in order to receive severance payments following termination of his employment, Mr. Day must execute a release of claims against Berliner.

Michael S. Guerriero

On January 27, 2010, Berliner amended its employment agreement with Mr. Guerriero, now the Chief Operating Officer of BCI. The amendment provides that the performance targets for Mr. Guerriero's annual stock and option bonuses will be based on the revenue, gross margins and EBITDA of BCI, rather than Berliner as a whole.  The amendment revises the terms and procedures relating to payments by Berliner to Mr. Guerriero following the termination of his employment so that any such payments comply with the provisions of Section 409A.  In addition, in order to receive severance payments following termination of his employment, Mr. Guerriero must execute a release of claims against Berliner.

Robert Bradley

On January 27, 2010, Berliner amended its employment agreement with Mr. Bradley, now the Vice President, BCI East of BCI.  The amendment provides that the performance targets for Mr. Bradley's annual stock and option bonuses will be based on the revenue, gross margins and EBITDA of BCI, rather than Berliner as a whole.  The amendment revises the terms and procedures relating to payments by Berliner to Mr. Bradley following the termination of his employment so that any such payments comply with the provisions of Section 409A.  In addition, in order to receive severance payments following termination of his employment, Mr. Bradley must execute a release of claims against Berliner.

Raymond A. Cardonne, Jr.

On January 27, 2010, Berliner amended its employment agreement with Mr. Cardonne, now the Chief Financial Officer and Treasurer of BCI.  The amendment provides for Mr. Cardonne to remain employed by Berliner through June 30, 2010 (the "Resignation Date"), and he will be eligible to receive certain post-employment payments and benefits. In addition, all unvested Berliner stock options held by Mr. Cardonne will vest on the Resignation Date and will be exercisable for three months thereafter.  The amendment revises the terms and procedures relating to payments by Berliner to Mr. Cardonne following the termination of his employment so that any such payments comply with the provisions of Section 409A.  In addition, in order to receive severance payments following termination of his employment, Mr. Cardonne must execute a release of claims against Berliner.

The foregoing is a summary of the amendments to the employment agreements with Messrs. Berliner, Day, Guerriero, Bradley and Cardonne. Each summary is qualified in its entirety by reference to the individual amendments, as attached hereto as Exhibits 10.10, 10.11, 10.12, 10.13 and 10.14 of this Form 8-K, respectively, and incorporated herein by reference.

(d)

Board of Directors

Pursuant to the Merger Agreement and as a result of Board actions on January 26, 2010, each of the following former members of the Board will continue to serve on the Board (in the now indicated classes of the Board):

•	Rich Berliner, 56, Class I; and

•	Mark S. Dailey, 51, Class I.

Pursuant to the Merger Agreement and as a result of Board actions on January 26, 2010, the following individuals were appointed to the Board (and to the indicated classes of the Board):

•	Peter Giacalone, 50, Class II;

•	Peter Brodsky, 39, Class II;

•	C. Scott Hisey, 44, Class III;

•	Dean MacDonald, 50, Class I;

•	Richard Siber, 48, Class III;

•	Daniel J. Hopkin, 32, Class II; and

•	Joseph Colonnetta, 47, Class III.

Following the Effective Time, Messrs. Dailey, MacDonald and Siber will receive an annual stipend of $15,000.00, $2,500.00 for each board meeting attended in person and $1,500.00 for each board meeting attended by telephone.  If any of Messrs. Dailey, MacDonald and Siber are members of the Audit Committee or the Compensation Committee, they will receive $500.00 for each meeting attended in person or by telephone.  The Chairman of the Audit Committee will receive an additional annual stipend of $7,500.  Messrs. Dailey, MacDonald and Siber will be eligible for additional equity awards at the discretion of the Board, subject to attendance at no less than 75% of all Board and Committee meetings, as applicable, during the fiscal year preceding the award.

Board Committees

The Berliner Board will continue to have an Audit Committee and Compensation Committee, and will create a Special Committee to approve certain related party transactions and other matters as set forth in the Merger Agreement and the Charter Amendment.  Pursuant to the Merger Agreement and as a result of Board actions of January 27, 2010, Messrs. Berliner, Dailey and Siber were appointed to the Special Committee; Messrs. Siber and Dailey were appointed to the Audit Committee of the Board; and Messrs. Giacalone, Brodsky and Hisey were appointed to the Compensation Committee.

Related Party Transactions

Amended and Restated Monitoring and Oversight Agreement

In connection with the Merger, on January 27, 2010, Berliner entered into an Amended and Restated Monitoring and Oversight Agreement (the "M&O Agreement") with BCI, Unitek USA, Unitek, Unitek Midco, Inc., a Delaware corporation ("Midco), and Unitek Acquisition, Inc., a Delaware corporation ("Acquisition," and together with Berliner, BCI, Unitek USA, Unitek, and Midco, the "Clients") and HM Capital Partners I LP ("HM LP").    Pursuant to the M&O Agreement, the Clients will pay HM LP an annual fee of $720,000 for calendar year 2010, $730,000 for calendar year 2011 and $754,000 for calendar year 2012 and for each calendar year thereafter, in consideration for HM LP's provision of financial oversight and monitoring services to the Clients as they may be requested from time to time.  Each annual fee mentioned above will be payable in equal quarterly installments on March 31, June 30, September 30 and December 31 of the applicable year; provided, that such payment will not be paid unless the Total Leverage Ratio (as such term is defined in the Unitek First Lien Credit Agreement, which such term is defined in the Merger Agreement) is below 3.50:1.00 at the end of the applicable quarter, and if not paid, each such payment will accrue until the Total Leverage Ratio is below 3.50:1.00 at any subsequent quarter at which time all accrued and unpaid payments will become due and payable.  Further, to the extent any amounts payable under the M&O Agreement are not permitted to be paid under the Unitek First Lien Credit Agreement, such amounts will continue to accrue until the earlier of the time at which such amounts are permitted to be paid under the Unitek First Lien Credit Agreement or the termination of the Unitek First Lien Credit Agreement in accordance with its terms, at which such time such amounts will become due and payable.

Each of the Clients have also agreed to indemnify HM LP, its affiliates, and their respective directors, partners, officers, controlling persons, agents and employees (collectively referred to as the "Indemnified Persons") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those arising out of an Indemnified Person’s negligence and reasonable fees and disbursements of the Indemnified Person’s counsel) related to or arising out of (i) actions taken or omitted to be taken by any of the Clients, (ii) actions taken or omitted to be taken by an Indemnified Person with any Client’s consent or in conformity with any Client’s instructions or any Client’s actions or omissions or (iii) HM LP’s engagement that do not result primarily from the bad faith, gross negligence or willful misconduct of such Indemnified Persons.

The M&O Agreement expires upon the earlier of September 27, 2017 or a buyout of the M&O Agreement.  Berliner is obligated to buy out the M&O Agreement upon the first to occur of: (1) any sale or distribution by Berliner or its subsidiaries to the public of its capital stock and, in connection therewith, the capital stock of Berliner or its subsidiaries becoming listed on an established stock exchange or a national market system; (2) any consolidation or merger of Berliner with or into another entity or other business combination or transfer of securities of Berliner by any of its stockholders or a series of transactions in which the stockholders of Berliner immediately prior to such transaction own less than 50% of the equity of Berliner or HM Capital Partners LLC or any fund or management company affiliated therewith owns less than 25% of the equity of Berliner; (3) any sale, license, transfer or disposition of all or substantially all of the assets of Berliner; or (4) the Special Committee's approval of Berliner buying out the M&O Agreement.

Peter Brodsky and Joseph Colonnetta are Partners and Daniel Hopkin is a Vice President of HM Capital Partners LLC, which is an affiliate of HM LP.  The foregoing description of the M&O Agreement does not purport to be complete and is qualified in its entirety by reference to the M&O Agreement, which is filed as Exhibit 10.17 to this Form 8-K and incorporated herein by reference.

Credit Support Agreement

Peter Brodsky and Joseph Colonnetta are Partners and Daniel Hopkin is a Vice President of HM Capital Partners LLC, which is an affiliate of the Credit Support Parties.  Furthermore, Peter Brodsky and Joseph Colonnetta are each executive officers of the ultimate general partner of each of the Credit Support Parties and they each own an interest in such general partner.  Daniel Hopkin is an officer of the ultimate general partner of each of the  ultimate general partner of each of the Credit Support Parties and owns an interest in the general partner of Sector Performance Fund, LP.

The information set forth in Item 1.01 above under the heading “Credit Support Agreement” of this report is hereby incorporated by reference.

Nex-Link USA, LLC

Unitek USA and C. Scott Hisey, the Chief Executive Officer of Berliner, jointly own and operate Nex-Link USA, LLC, a Delaware limited liability company ("Nex-Link"), a joint venture formed by Mr. Hisey as a disabled veteran-owned business enterprise for the purpose of supporting customers requiring work to be completed by a disabled veteran-owned entity.  Mr. Hisey, a registered disabled veteran, owns 51% of the membership units of Nex-Link.  Unitek USA owns the remaining 49% of the membership units of Nex-Link.  Nex-Link’s assets were valued at approximately $0.1 million as of December 31, 2009.  Nex-Link generated sales of approximately $0.7 million in 2009.  Historically, Nex-Link has distributed 100% of its net income to Unitek USA.  Furthermore, Unitek USA is a lender to Nex-Link pursuant to a revolving credit agreement, dated as of July 2, 2008 (the "Nex-Link Credit Agreement").  Nex-Link's current principal outstanding under the Nex-Link Credit Agreement is approximately $0.2 million.  Under the Unitek First Lien Credit Agreement, the maximum amount that Unitek USA and its subsidiaries may lend to third parties, including Nex-Link, is $1,000,000 in the aggregate.  No principal or interest payable under the Nex-Link Credit Agreement was paid in Berliner's last fiscal year.  Nex-Link’s effective interest rate for Berliner's last fiscal year was based on the prime rate published in the Wall Street Journal plus two percent.

Director and Officer Indemnification Agreements

Following the Merger, Berliner entered into indemnification agreements (the "D&O Indemnification Agreements") with Berliner's directors and certain executive officers (Messrs. Berliner, Dailey, Giacalone, Hisey, Brodsky, MacDonald, Siber, Yannantuono, Perkins, Lejman, Day, Hopkin and Colonnetta), whereby Berliner agreed to indemnify them, to the fullest extent permitted under Delaware law, against all expenses, judgments, costs, fines and amounts paid in settlement actually incurred by the directors in connection with any civil, criminal, administrative or investigative action brought against the directors by reason of their relationship with Berliner. The D&O Indemnification Agreements provide for indemnification rights regarding third-party claims and in certain circumstances, proceedings brought by or in the right of Berliner. In addition, the D&O Indemnification Agreements provide for the advancement of expenses incurred in connection with any proceeding covered by the D&O Indemnification Agreements, as permitted by Delaware law.

Also, following the Merger, Berliner and its subsidiaries entered into an indemnification priority agreement (the "Indemnification Priority Agreement") with HM Capital Partners LLC to clarify the priority of advancement of expenses and indemnification obligations among Berliner, its subsidiaries and any of Berliner's directors appointed by HM Capital Partners LLC and other related matters.

The foregoing is a summary of the D&O Indemnification Agreements and the Indemnification Priority Agreement and is qualified in its entirety by reference to the form of D&O Indemnification Agreement and the Indemnification Priority Agreement attached hereto as Exhibits 10.15 and 10.16, respectively, of this Form 8-K and incorporated herein by reference.

(e)

Equity Incentive Plan

Immediately prior to the Merger, an aggregate of 15,823,301 shares of Unitek Common Stock were issuable upon exercise of outstanding Unitek options (the "Unitek Options") awarded pursuant to the Unitek Holdings, Inc. 2007 Equity Incentive Plan (the "Equity Incentive Plan").  No holders of more than 10% of the voting power of all Unitek securities held any Unitek Options immediately prior to the Merger.  The Unitek Options had a weighted average exercise price of $1.00 per share.  Following the Merger, the Unitek Options were converted into options to acquire an equivalent amount of shares of Berliner Common Stock (the "Substitute Options"). The Substitute Options generally retain the same (or substantially equivalent) vesting, exercisability and expiration terms as the Unitek Options.  Upon the consummation of the Merger and the distribution of the Substitute Options, no further options will be awarded under the Equity Incentive Plan.

This summary is qualified by reference to the full text of the form of Substitute Option and the Equity Incentive Plan, which are attached hereto as Exhibits 10.5 and 10.18 of this Form 8-K, respectively, and incorporated herein by reference.

Bonuses

On January 26, 2010, the Board determined and approved bonuses to be paid to Messrs. Day ($30,000), Guerriero ($24,365) and Bradley ($22,763).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Charter Amendment

Following the Effective Time, holders of a majority of Berliner's outstanding voting capital stock approved the Charter Amendment.  The Charter Amendment will be filed with the Secretary of State of the State of Delaware and become effective following proper notice to the non-consenting stockholders of Berliner in accordance with statutory notice requirements.  The Charter Amendment will:

•	increase Berliner's authorized capital stock to a total of 220,000,000 shares, consisting of 200,000,000 shares of Berliner Common Stock and 20,000,000 shares of Berliner Preferred Stock;

•	change Berliner's corporate name to "UniTek Global Services, Inc."; and

•
establish the Special Committee and set forth the rights, powers and obligations of the Special Committee as discussed in Item 1.01 under the sub-heading "Charter Amendment" under the heading "Covenants."

Immediately upon the effectiveness of the Charter Amendment, each share of Berliner Series A Preferred Stock will automatically convert into the applicable number of shares of Berliner Common Stock, as discussed in this Item 5.03 under the heading "Certificate of Designation - Series A Preferred Stock."

The foregoing is a summary of the Charter Amendment. This summary is qualified in its entirety by reference to the Charter Amendment, as amended and attached hereto as Exhibit 3.1 to this Form 8-K and incorporated herein by reference.

Amendment to Bylaws

At the Effective Time, the Board amended and restated the Bylaws of Berliner (the "Bylaws").  The primary changes to the Bylaws were as follows:

•
added Article II, Sections 4 and 5 to clarify and update the process and procedures for stockholders to nominate an individual for election to the Board or to propose other business to be considered at an annual or special meeting of stockholders. For example, the amended sections provide that the notice required to be submitted by a stockholder for either director nominations or other business must disclose, among other things, all swaps, hedges and other derivative instruments and arrangements entered into, directly or indirectly, by the stockholder or any of its controlled affiliates, and all contracts, arrangements, understandings and relationships with respect to the stockholder's investment in Berliner, including with other stockholders, potential investors in Berliner and potential transaction advisers such as financial advisors, legal counsel and proxy solicitation firms;

•
changed Article III, Section 4  to include a definition of "cause" with respect to removal of directors that includes (1) the willful failure by a director to perform, or the gross negligence of a director in performing, such director's duties, (2) engaging in willful or serious misconduct that is injurious to the Corporation or (3) the conviction of, or the entry of a plea of nolo contendere to, a felony;

•
revised Article VIII to clarify the terms and procedures for Berliner's indemnification of its directors.  For example, the amended sections provide that, in order to be indemnified by Berliner, a director must have acted in good faith and in a manner that such director reasonably believed to be in or not opposed to the best interests of Berliner and, with respect to any criminal proceeding, without reasonable cause to believe such director's conduct was unlawful.  In addition, Berliner is not obligated to indemnify directors for claims covered by an insurance policy or other indemnification arrangement;

•	added changes throughout the Bylaws allowing the Board to take certain actions using electronic means; and

•	the Board also made certain technical and conforming amendments to the Bylaws.

The foregoing is a summary of the amendments to the Bylaws. This summary is qualified in its entirety by reference to the Bylaws, as amended and filed as Exhibit 3.4 to this Form 8-K and incorporated herein by reference.

Change in Fiscal Year

In connection with the Merger, Berliner changed its fiscal year end from June 30 to December 31 (effective as of December 31, 2009). Berliner will account for the Merger as a purchase business acquisition.  Consequently, Berliner will file a transition report on Form 10-K for the six-month period ended December 31, 2009.

Certificate of Designation - Series A Preferred Stock

On January 27, 2010, Berliner filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series A Convertible Preferred Stock designating 1,317,602 shares of Berliner Series A Preferred Stock.  At the Effective Time, each outstanding share of Unitek Common Stock was converted into the right to receive 0.012 shares of Berliner Series A Preferred Stock, in addition to 0.4 shares of Berliner Common Stock.

Rank.  With respect to the distribution of assets upon liquidation, dissolution or winding up of Berliner, the Berliner Series A Preferred Stock ranks pari passu with the Berliner Common Stock.

Dividends.  The holders of the Berliner Series A Preferred Stock are entitled to participate in dividends paid to the Berliner Common Stock on an as-converted basis.

Voting Rights.  The holders of the Berliner Series A Preferred Stock are entitled to vote with the holders of the Berliner Common Stock on an as-converted basis.

Automatic Conversion.  Each share of Berliner Series A Preferred Stock will be automatically converted into 50 shares of Berliner Common Stock, subject to customary structural anti-dilution adjustments for stock splits, dividends and similar events, upon the filing and effectiveness of the Charter Amendment.  The terms of the Berliner Series A Preferred Stock do not contain any price-based anti-dilution provisions.  In the event of certain corporate changes, including any consolidation or merger in which Berliner is not the surviving entity, sale or transfer of all or substantially all of Berliner's assets, certain share exchanges and certain distributions of property or assets to the holders of Berliner Common Stock, the holders of the Berliner Series A Preferred Stock have the right to receive upon conversion, in lieu of shares of Berliner Common Stock otherwise issuable, such securities and/or other property as would have been issued or payable as a result of such corporate change with respect to or in exchange for the Berliner Common Stock issuable upon conversion of the Berliner Series A Preferred Stock.

The foregoing description of the Berliner Series A Preferred Stock is qualified in its entirety by reference to the Series A Certificate of Designation attached hereto as Exhibit 3.2 to this Form 8-K and incorporated herein by reference.

Certificate of Designation - Berliner Series B Preferred Stock

On January 27, 2010, Berliner filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series B Convertible Preferred Stock designating 682,398 shares of Berliner Series B Preferred Stock.  At the Effective Time, each outstanding share of Unitek Preferred Stock was converted into the right to receive 0.02 shares of Berliner Series B Preferred Stock.

Rank.  With respect to the distribution of assets upon liquidation, dissolution or winding up of Berliner, the Berliner Series B Preferred Stock ranks (1) senior to all classes of Berliner's common stock; (2) senior to all other series of Berliner's previously authorized preferred stock; (3) senior to any class or series of capital stock of Berliner created after the designation of the Berliner Series B Preferred Stock, which does not, by its terms, rank senior to or  pari passu with the Berliner Series B Preferred Stock (each a "Junior Security").

Dividends.  The holders of the Berliner Series B Preferred Stock are entitled to participate in dividends paid to the Berliner Common Stock on an as-converted basis.

Liquidation Rights.  In the event of a liquidation, dissolution or winding up of Berliner, before any distribution is made to the holders of any Junior Security, the holders of the Berliner Series B Preferred Stock are entitled to be paid out of the assets of Berliner an amount equal to the greater of (1) $100.00 per share of Berliner Series B Preferred Stock (as adjusted for stock splits, stock dividends, combinations or the like) plus any declared but unpaid dividends on the Berliner Series B Preferred Stock, and (2) the amount payable with respect to such shares of Berliner Series B Preferred Stock as if they had been converted into Berliner Common Stock.

Voting Rights.  The holders of the Berliner Series B Preferred Stock are entitled to vote with the holders of the Berliner Common Stock on an as-converted basis.

Optional Conversion.  Each share of Berliner Series B Preferred Stock is convertible at any time following the effectiveness of the Charter Amendment, at the option of the holder thereof, into shares of Berliner Common Stock.  The number of shares of Berliner Common Stock into which the Berliner Series B Preferred Stock is convertible is equal to the Series B Original Issue Price divided by $1.00 (the "Conversion Price"), such that the actual conversion ratio would currently be 50 shares of Berliner Common Stock for each share of Berliner Series B Preferred Stock, subject to standard structural anti-dilution adjustments for stock splits, dividends and similar events.  The terms of the Berliner Series B Preferred Stock do not contain any price-based anti-dilution provisions.  In the event of certain corporate changes, including any consolidation or merger in which Berliner is not the surviving entity, sale or transfer of all or substantially all of Berliner's assets, certain share exchanges and certain distributions of property or assets to the holders of Berliner Common Stock, the holders of the Berliner Series B Preferred Stock have the right to receive upon conversion, in lieu of shares of Berliner Common Stock otherwise issuable, such securities and/or other property as would have been issued or payable as a result of such corporate change with respect to or in exchange for the Berliner Common Stock issuable upon conversion of the Berliner Series B Preferred Stock.

Protective Provisions.  Berliner may not, without the prior approval (by vote or written consent) of the holders of a majority of the then outstanding shares of the Berliner Series B Preferred Stock: (1) amend or waive any provision of Berliner's Certificate of Incorporation or Bylaws in a way that would alter the rights, preferences or privileges of the Berliner Series B Preferred Stock; or (2) create any capital stock having rights, preferences or privileges senior to or on parity with the Berliner Series B Preferred Stock.

Election of Director.  The holders of the Berliner Series B Preferred Stock shall be entitled to elect one (1) member of the Board until such time as the Berliner Series B Preferred Stock represents less than five percent (5%) of the then-outstanding shares of Berliner Common Stock (including the Preferred Stock voting on an as-converted basis), after which time the Berliner Series B Preferred Stock shall at no time thereafter be entitled to separately elect a member of the Board.

The foregoing description of the Berliner Series B Preferred Stock is qualified in its entirety by reference to the Series B Certificate of Designation attached hereto as Exhibit 3.3 to this Form 8-K and incorporated herein by reference.

Substitute Warrants

Immediately prior to the Merger, an aggregate of 5,000,000 shares of Unitek Common Stock were issuable upon exercise of outstanding Unitek warrants (the "Unitek Warrants").  No holders of more than 10% of the voting power of all Unitek securities held any Unitek Warrants immediately prior to the Merger.  The Unitek Warrants had a weighted average exercise price of $2.50.  Following the Merger, the Unitek Warrants were converted into warrants to acquire an equivalent amount of shares of Berliner Common Stock (the "Substitute Warrants"). The Substitute Warrants generally retain the same (or substantially equivalent) vesting, exercisability and expiration terms as the Unitek Warrants.

This summary is qualified by reference to the full text of the Form of Substitute Warrant, which is attached hereto as Exhibit 10.6 to this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The audited consolidated financial statements required by this Item are not being filed herewith.  To the extent such information is required by this Item, it will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

The unaudited consolidated financial statements required by this Item are not being filed herewith.  To the extent such information is required by this Item, it will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item is not being filed herewith.  To the extent such information is required by this Item, it will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

See the Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERLINER COMMUNICATIONS, INC.

/s/ Rich Berliner
Date: January 27, 2010	Name: Rich Berliner
Title: President

EXHIBIT INDEX

Exhibit No.	Description

3.1	Form of Amended and Restated Articles of Incorporation of Berliner Communications, Inc.

3.2	Certificate of Designation for the Berliner Series A Preferred Stock of Berliner Communications, Inc.

3.3	Certificate of Designation for the Berliner Series B Preferred Stock of Berliner Communications, Inc.

3.4	Amended and Restated Bylaws of Berliner Communications, Inc.

10.1
Agreement and Plan of Merger, dated as of January 27, 2010, by and among Berliner Communications, Inc., BCI East, Inc., Rich Berliner (as Parent Representative), HM Capital Partners LLC (as Company Representative) and Unitek Holdings, Inc.

10.2	Registration Rights Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and those holders of capital stock of Berliner listed on Exhibit A thereto

10.3	Voting Agreement, dated as of January 27, 2010, by and among Berliner Communications, Inc., HM Capital Partners, LLC, and those holders of capital stock of Berliner listed on Exhibit A thereto

10.4	Credit Support Agreement, dated as of January 27, 2010, by and among Sector Performance Fund, LP, SPF SBS LP, Unitek Holdings, Inc. and Berliner Communications, Inc.

10.5	Form of Substitute Option

10.6	Form of Substitute Warrant

10.7.1	Employment Agreement, dated as of July 5, 2009, by and between Unitek USA, LLC and Peter Giacalone

10.7.2	Amendment to Employment Agreement, dated as of December 23, 2009, by and between Unitek USA, LLC and Peter Giacalone

10.8.1	Employment Agreement, dated as of July 5, 2009, by and between Unitek USA, LLC and C. Scott Hisey

10.8.2	Amendment to Employment Agreement, dated as of December 23, 2009, by and between Unitek USA, LLC and C. Scott Hisey

10.9.1	Employment Agreement, dated as of July 5, 2009, by and between Unitek USA, LLC and Ronald Lejman

10.9.2	Amendment to Employment Agreement, dated as of December 23, 2009, by and between Unitek USA, LLC and Ronald Lejman

10.10	Amendment to Employment Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and Rich Berliner

10.11	Amendment to Employment Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and Robert Bradley

10.12	Amendment to Employment Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and Michael S. Guerriero

10.13	Amendment to Employment Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and Nicholas Day

10.14	Amendment to Employment Agreement, dated as of January 27, 2010, by and between Berliner Communications, Inc. and Raymond A. Cardonne, Jr.

10.15	Form of D&O Indemnification Agreement

10.16
Indemnification Priority Agreement, dated as of January 27, 2010, by and among HM Capital Partners LLC, Berliner Communications, Inc., BCI Communications, Inc., Unitek USA, LLC, Unitek Holdings, Inc., Unitek Midco, Inc. and Unitek Acquisition, Inc.

10.17
Amended and Restated Monitoring and Oversight Agreement, dated as of January 27, 2010, by and among BCI Communications, Inc., Unitek USA, LLC, Unitek Holdings, Inc., Unitek Midco, Inc., Unitek Acquisition, Inc. and HM Capital Partners I LP

10.18	Unitek Holdings, Inc. 2007 Equity Incentive Plan

99.1	Press Release dated January 27, 2010